Exhibit 4.1

                             PARTICIPATION AGREEMENT
                         EASTARM AREA, BRITISH COLUMBIA

                 THIS AGREEMENT dated the 1st day of March 2002.

BETWEEN:

            WATCH RESOURCES LTD., a body corporate, having an office at the City of Vancouver, in the Province of British Columbia (herein referred to as "Watch")

                                     - and -

            LIGHTNING ENERGY LTD., a body corporate, having an office at the City of Calgary, in the Province of Alberta (herein referred to as "Lightning")

            WHEREAS Lightning has acquired the right to earn an interest in certain lands and documents of title pursuant to the terms and conditions of the Farmout Agreement; and

            WHEREAS Watch wishes to participate with Lightning in the performance of its obligations under the Farmout Agreement in order to earn an interest in the Farmout Lands in accordance with the terms and conditions hereinafter set forth; and

            WHEREAS Lightning wishes to have Watch participate with it in the performance of its obligations under the Farmout Agreement; and

            WHEREAS Lightning has agreed to hold any interest earned by it pursuant to the Farmout Agreement in trust on behalf of the Parties in accordance with this Agreement;

            NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and the mutual covenants contained herein, the Parties covenant and agree with each other as follows:

1.    INTERPRETATION

      (a) Unless the context otherwise requires, the definitions contained in the Famout Agreement and in Clause 101 of the Operating Procedure shall apply, mutatis mutandis, to this Agreement (including the recitals and this Clause) and the following terms shall have the respective meanings hereby assigned to them, namely:

            (i) "Agreement" means this Participation Agreement together with the Schedules attached thereto;

            (ii) "Effective Date" means the effective date of the Farmout Agreement, which is December 20, 2001;

            (iii) "Farmout Agreement" means that certain agreement dated
                  December 20, 2001 (including the


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                   schedules attached thereto) between Chevron Canada Resources and Lightning Energy Ltd., a copy of which agreement is attached hereto as Schedule "A";

            (iv) "Farmout Lands" means the lands set forth and described in the Farmout Agreement;

            (v) "Main Agreement" means that portion of this Agreement other than the Schedules;

            (vi) "Operating Procedure" means the 1990 CAPL Operating Procedure and the 1988 (1991 revised) PASC Accounting Procedure attached as Schedule "B" to the Farmout Agreement.

            (vii) or" means Chevron Canada Resources for operations pertaining to the Slave Point formation in the Farmout Lands and Mutual Interest Lands. Lightning may elect to operate formations above the Slave Point as set forth in the Farmout Agreement;

            (viii) "Party" means a person, partnership or corporation, which is bound by this Agreement;

      (b) The headings of the Clauses of this Agreement are inserted for convenience of reference only and shall not in any way be used in the interpretation of construction thereof.

      (c) Whenever the singular or masculine or neuter is used in this Agreement, the same shall be construed as meaning plural or feminine or body politic or corporate and vice versa as the context requires.

      (d) The references "hereunder", "herein", and "hereof' refer to the provisions of this Agreement and references to Articles, Clauses, Subclauses, Paragraphs or Subparagraphs refer to Articles, Clauses, Subclauses, Paragraphs or Subparagraphs of this Agreement. Any reference to time shall refer to Mountain Standard Time or Daylight Savings Time during the respective period in which each is in force.

      (e) All references to "dollars" or "$" herein shall refer to lawful currency of Canada.

      (f) Where a term is defined herein, a capitalized derivative of such term shall have the corresponding meaning unless the context otherwise requires.

2.    SCHEDULE

      Schedule "A", which is the Farmout Agreement and all Schedules attached thereto and, is attached to and incorporated into this Agreement.

3.    PARTICIPATION AND EARNING

      (a) If Lightning drills the Test Well pursuant to Clause 7 of the Farmout Agreement, Watch shall pay 25% of Lightning's share of the drilling costs, completion costs, capping costs, or abandonment costs associated with the Test Well to earn a 25% share of the net Working Interests earned by Lightning in the Farmout Lands;

      (b) Clause 9 of the Farmout Agreement shall not apply to Watch, which shall have no right to participate in the Area of Mutual Interest.

      (c) Watch shall pay 25% of the land maintenance charges payable by Lightning pursuant to Clause 8 of the Farmout Agreement.

4.    OPERATING PROCEDURE


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      Except as otherwise provided in this Main Agreement, as of the Effective
      Date, the Operating Procedure shall govern the relationship of the Parties in respect of all operations conducted on or in relation to the Farmout Lands.

5.    APPOINTMENT OF OPERATOR

      Chevron Canada Resources is hereby appointed initial Operator for all operations pertaining to the Slave Point formation in the Farmout and Mutual Interest Lands. Lightning may elect to operate formations above the Slave Point as set forth in the Farmout Agreement.

6.    INFORMATION TO JOINT-OPERATOR

      In addition to the information and data required to be provided to the Joint-Operator by the Operator pursuant to the Operating Procedure, the Operator shall supply Watch, if so requested, with the same information, data and reports that the Operator supplies to the Farmor under the Farmout Agreement with respect to the Test Well.

7.    INTEREST OF WATCH HELD IN TRUST

      Any Working Interest earned by Watch in the Farmout Lands and Title Documents shall be held in trust for Watch.

      As Watch's interest in the Farmout Agreement will be held in trust by Lightning, Lightning will, if requested by Watch, deliver any Notice of Independent Operations under Article X of the referenced CAPL 1990 Operating Procedure on behalf of Watch.

8.    GOODS AND SERVICES TAX

      Lightning shall account for the Goods and Services Tax (Canada), pursuant to subsection 273 (1) of the Excise Tax Act, on all purchases and sales occurring on the Farmout Lands.

9.    FURTHER ASSURANCES

      Each Party shall from time to time and at all times do and perform all such further acts and execute and deliver all such further deeds, documents and writings, as may be reasonably required in order to fully perform and carry out the terms and intent of this agreement.

10.   ENTIRE AGREEMENT

      The terms of this Agreement express and constitute the entire agreement among the Parties and the Parties understand and agree that no implied covenant, condition, term, reservation or liability is created or shall arise by reason of this Agreement or anything herein contained.


11.   COVENANTS RUN WITH THE LAND

      All terms and provisions of this Agreement shall run with and be binding upon the Farmout Lands during the time hereof.


12.   ENUREMENT

      This Agreement shall be binding upon and enure to the benefit of the Parties hereto and their respective successors and assigns.


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13.   COUNTERPART EXECUTION

      This Agreement may be executed in separate counterparts, and when a counterpart has been executed by each party, all such executed counterparts when taken together shall constitute one Agreement.

      IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the day and year first above written.

                                                LIGHTNING ENERGY LTD.


                                                Per: /s/ Ken Woolner
                                                    ----------------------------

                                                Per: /s/ Kurt Molnar
                                                    ----------------------------



                                                WATCH RESOURCES LTD.


                                                Per:  /s/ Chris Wright
                                                    ----------------------------

                                                Per: /s/ Chris Cooper
                                                    ----------------------------


THIS IS THE EXECUTION PAGE ATTACHED TO AND FORMING PART OF A PARTICIPATION AGREEMENT DATED MARCH 1, 2002, BETWEEN LIGHTNING ENERGY LTD. AND WATCH RESOURCES LTD.


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Lightning Energy Ltd.                                                         1
Farmout Agreement
dated December 20, 2001.

Chevron Canada Resources                            ChevronTexaco
500 -Fifth Avenue S.W.
Calgary, Alberta T2P OL7
Phone (403) 234-5005
Fax (403) 234-5223

Western Canada Business Unit

December 20, 2001

Lightning Energy Ltd.
Attention: Mr. Ken S. Woolner
            CEO & Chairman
3311 Palliser Drive S.W.
Calgary, Alberta, T2V 4W9

RE: Eastarm Area, British Columbia
    Farmout Agreement
    NTS 94-H-09, Blks C & D
    Our Contract # 108496

Dear Ken,

Further to our recent discussions, this letter will set forth the terms and conditions of the agreement reached between Chevron Canada Resources ("Chevron"), and Lightning Energy Ltd. ("Lightning") with respect to certain lands in the captioned area:

1. Definitions

Each capitalized term used in this Head Agreement will have the meaning given to it in the Farmout & Royalty Procedure, and, in addition:

(a) "Area of Mutual Interest" means the area included within the red outline on the plat attached hereto as Schedule "D".

(b) "Contract Depth" means a depth down to and including the lesser of 15 into the Slave Point formation or 2530 meters subsurface.

(c)   "Farmee" means Lightning.

(d)   "Farmor" means Chevron.

(e) " Farmout & Royalty Procedure" means the 1997 CAPL Farmout & Royalty Procedure.

(f) "Mutual Interest Lands" means any interest in any single parcel of petroleum and natural gas rights, where 50% or more of that parcel, by surface area, is within the area defined in Schedule "D".

(g) "Operating Procedure" means the 1990 CAPL Operating Procedure and the 1988 (1991 revised) PASC Accounting Procedure.


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(h)   "Seismic Review Database" means the Farmor's existing seismic database, insofar as:

      (i) that seismic coverage pertains to the Farmout Lands and each unit of land on or within 1.6 kilometres thereof as measured laterally or diagonally; and

      (ii) the Farmor is the proprietary owner of that seismic data or otherwise has the right to provide access to that seismic data to the Farmee on the basis set forth in this Agreement;

provided that the Seismic Review Database does not include the Farmor's interpretations of the data in the Seismic Review Database and any seismic data for which the Farmor is subject to a prior obligation to a third person to maintain the confidential status of that seismic coverage.

2. Schedules

The following Schedules are attached hereto and made a part of this Agreement:

(a)   Schedule "A", which describes the Title Documents and the Farmout Lands;

(b) Schedule "B", which describes the elections and revisions to the Operating Procedure;

(c) Schedule "C", which describes the elections and revisions to the Farmout & Royalty Procedure;

(d)   Schedule "D", which is the Area of Mutual Interest for the Farmout Lands;

(e) Schedule "E", which specifies the types of drilling information supplied by Farmee to Farmor pursuant to the Farmout & Royalty Procedure; and

(f) Schedule "F", which specifies the types of drilling information supplied by Chevron to Farmor.

The 1997 CAPL Farmout & Royalty Procedure, the 1990 CAPL Operating Procedure and the 1988 (1991 revised) PASC Accounting Procedure are incorporated into this Agreement by reference.

3. Seismic Review

The Farmee will have access to the Seismic Review Databasq on a work station in the offices of the Farmor during regular office hours for a period of 6 months from the date of execution of this Agreement, provided that the Farmee will not have any right to obtain a copy of the data, or any portion thereof, included in the Seismic Review Database, except to the extent agreed separately by the Parties. As part of that review, the Farmee may temporarily merge its own proprietary seismic data with the seismic data included in the Seismic Review Database, provided that the Farmee is not obligated to share with the Farmor any of its interpretations of any seismic data reviewed under this Clause. The Farmor will provide work station access to the Farmee at no charge to the Farmee.

4. Planninct And Implementation Of Earninq Phase Operations

A. The Parties agree to comply with the following provisions as regards the manner in which their representatives will work together under this
      Agreement:

      (a) the Parties' applicable geologists and geophysicists will work together on an ongoing basis as appropriate to identify prospects that may be drilled hereunder and other geologic features respecting the Farmout Lands that might be classified as prospects following further evaluation or the acquisition of additional data, and the review of drilling and testing results from the Test Well;


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      (b)   the surface landmen and other applicable representatives of the
            Parties will ensure that there is an appropriate stakeholder consultation plan in place to expedite surface access for operations;

      (c) the applicable representatives of the Parties will consult on a current basis with respect to the drilling, logging and testing results from the Test Well;

      (d) the applicable land representatives of the Parties will consult as and when appropriate with respect to land opportunities associated with operations being conducted under this Article, including, without limitation: (i) strategies for the posting of open Crown rights within the Area of Mutual Interest; (ii) strategies for the negotiation of agreements with third parties holding lands of interest to the Parties within the Area of Mutual Interest; (iii) strategies under existing agreements with third parties as regards any applicable independent operations notices and rights of first refusal; and (iv) strategies to enable the Parties to optimize the Farmout Lands that they may retain under the Title Documents;

      (e) the applicable operations and facilities engineering representatives of the Parties will consult as appropriate to plan well tie-ins and equipment purchases in order to obtain production of Petroleum Substances at the earliest appropriate date from the Test Well if it is capable of production in commercial quantities; and

      (f) the applicable representatives of the Parties will consult about Equipping and a development plan respecting the Test Well providing that has discovered Petroleum Substances.

Notwithstanding the expectations noted in this Subclause, it is not the expectation of either Party that personnel working on operations being conducted under this Agreement will be dedicated exclusively to those operations.

B. Notwithstanding the sharing of information on the basis set forth in this Agreement, each Party acknowledges that the sharing of information hereunder is intended to facilitate operations, and is not intended to replace or limit a the Farmee's independent review and evaluation of those operations. Lightning acknowledges that it retains the primary responsibility for the evaluation of all investment opportunities identified hereunder. Each Party releases the other Party and each of its directors, officers, agents and employees from any losses and liabilities it incurs or suffers as a result of the use or reliance on advice, information and materials pertaining to the Farmout Lands and operations or activities conducted hereunder that were provided to it by (or on behalf of) the other Party prior to or under this Agreement, including, without limitation, any evaluations, projections, reports and interpretive or non-factual materials prepared by the other Party or otherwise in its possession. The foregoing release shall not apply if the other Party has acted fraudulently.

5.    Operator During Earning Phase

A. Chevron will operate the operations pertaining to the Slave Point formation in the Farmout and Mutual Interest Lands. Lightning may elect to operate formations above the Slave Point formation by written notice to Chevron at least 30 days prior to the construction of the surface access for that well.

B. Chevron will conduct any operation described in the preceding Subclause as Lightning's agent and any such operation will be deemed to be conducted by Lightning for the purposes of the Farmout & Royalty Procedure. Chevron will conduct any such operation on behalf of Lightning on the following basis:

      (a) the Parties will consult fully with respect to such operation, on the basis provided in Clause 4;

      (b) all charges will be handled on the same basis as is provided under the Accounting Procedure, as if the operation otherwise were a joint operation operated by Chevron, including, without limitation, the restrictions on direct charges respecting project personnel and overhead;

      (c) Chevron will not be entitled to any additional fee as remuneration for the conduct of any such operation,


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            even though the overhead recovery under the preceding Paragraph is unlikely to enable it to attain full cost recovery;

      (d) Lightning will advance 100% of the costs to be paid by Chevron in a particular calendar month for an operation conducted on Lightning's behalf hereunder on or before the later of 20 days following receipt of Chevron's itemized written estimate of those costs or the 15'" day of that month, provided that Subclause 503(c) of the Operating Procedure (Advance Of Costs) will apply, mutatis mutandis, to adjustments to this estimate and that Paragraphs 505(b)(i)-(iii) of the Operating Procedure (Operator's Lien) will apply, mutatis mutandis, to any such amount that is not paid when due;

      (e) daily drilling reports for an Earning Well will include estimates of daily and cumulative costs incurred for that well, provided that Chevron will provide notice to Lightning if Chevron incurs or expects to incur expenditures for that well that exceed the total amount estimated in the applicable AFE by more than 10% including in that notice Chevron's estimate of the forecast costs of that well and the reasons for the forecast overexpenditure, and Chevron will thereafter provide estimates of forecast costs of that Earning Well on a weekly basis;

      (f) weekly estimates of cumulative costs will be provided to Lightning for any seismic program conducted by Chevron under this. Clause, provided that Chevron will provide notice to Lightning if Chevron incurs or expects to incur expenditures for that program that exceed the total amount estimated in the applicable AFE by more than 10% including in that notice Chevron's estimate of the forecast costs of that program and the reasons for the forecast overexpenditure, and Chevron will thereafter provide estimates of forecast costs of that program on a weekly basis;

      (g) supporting billing information will be on such basis as the accounting representatives of the Parties may agree;

      (h) Lightning will have audit rights on the same basis as is provided under the Accounting Procedure, as if that operation otherwise were conducted for the joint account thereunder;

      (i) data to be provided to Lightning with respect to each such operation will be on such basis as the Parties agree, provided that information for an Earning Well will, as a minimum, include the drilling information provided on Lightning's well information requirement sheet attached as Schedule "F"; and

C. Insofar as the Farmor is acting as agent for the Farmee, Article 10.00 of the Farmout & Royalty Procedure will be deleted and replaced by the following:

      "Except to the extent that the Operating Procedure becomes effective between the Farmor and the Farmee hereunder, the Farmee will:

      (a) be liable to the Farmor for all losses, costs, damages and expenses whatsoever (whether contractual or otherwise) that the Farmor may suffer, sustain, pay or incur; and in addition

      (b) indemnify and hold harmless the Farmor and its directors, officers, agents and employees against all actions, causes of action, proceedings, claims, demands, losses, costs, damages and expenses whatsoever that may be brought against or suffered by the Farmor, its directors, officers, agents and employees or that they may sustain, pay or incur;

      insofar as they are a direct result of: (i) any act or omission (whether negligent or otherwise) of the Farmee with respect to operations or activities conducted by it or on behalf of it hereunder; (ii) a breach of a provision herein by the Farmee; or (iii) the wilful or wanton misconduct of the Farmee, its employees, agents or contractors. Costs described in this Clause will include reasonable legal costs on a solicitor-client basis. Notwithstanding the


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      foregoing, the Farmee's liability and indemnity to the Farmor otherwise arising pursuant to this Paragraph will not apply insofar as the loss is the direct result of the gross negligence or wilful or wanton misconduct of the Farmor acting as agent for the Farmee, except insofar as the loss was the direct result of an act or omission of the Farmor done in accordance with the specific written instructions of the Farmee."

For clarity, insofar as the Farmee is acting on its own behalf and except to the extent that the Operating Procedure becomes effective between the Farmor and the Farmee, the provisions of Article 10.00 of the Farmout and Royalty Procedure shall continue to apply.

6. Test Well

Chevron, on behalf of theFarmee, shall Spud the Test Well or before March 1, 2002 at a-31-D/94-H-9 on the Farmout Lands subject to ground conditions, surface access, regulatory approval and availability of suitable equipment. Chevron will drill the Test Well to Contract Depth and Complete, cap or Abandon the Test Well at the sole cost, risk and expense of the Farmee.

7. Test Well Earning

A. Subject to Article 3.00 of the Farmout & Royalty Procedure, the Farmee shall earn to the base of the deepest formation logged and penetrated by the Test Well:

      (a) 100% of the Farmor's Working Interst in the Test Well Spacing Unit, subject to the Overriding Royalty, the right of conversion in
            Article 6.00 of the Farmout & Royalty Procedure and Subclause B of this Clause; and

      (b) 50% of the Farmor's Working Interest in the balance of the Farmout Lands.

Notwithstanding the previous portion of this Clause, if a loss of circulation occurs while drilling in circumstances in which the Test Well is not drilled deeper, Farmee shall earn to the deepest formation penetrated by the Test Well.

B. The provisions of the Operating Procedure pertaining to any "production facility' (as defined in the Operating Procedure) will apply to the acquisition, construction or installation of any such production facility during the period in which the Farmor retains the right to convert its Overriding Royalty to a Working Interest under Paragraph A (a) of this Clause, as if the Farmor had elected to convert to its Working Interest in the Test Well Spacing Unit under Article 6.00 of the Farmout & Royalty Procedure. Nothing in this Clause will restrict the ability of the Farmor to propose operations with respect to a production facility under the Operating Procedure.

8. Land Maintenance Charges

A. The Farmee will, on a quarter section by quarter section basis with respect to the Farmout Lands, reimburse the Farmor for:

      (a) 100% of the Farmor's Working Interest share of the rentals, applicable thereto, as calculated on a per diem basis; and

      (b) 100% of the Farmor's Working Interest share of the security and penalties applicable thereto (if any);

      during the period between the Effective Date and the date upon which the Farmee earns a Working Interest in those lands or its right to earn a Working Interest therein is terminated. The Farmor may invoice the Farmee for the full amount of the rentals applicable to that portion of the Farmout Lands in which the Farmee has the right to earn a Working Interest as those rentals become payable to the lessor of the relevant Title Document, in which event the per diem calculation described above will be made after the Farmee has earned a Working


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      Interest in that portion of the Farmout Lands, or its right to earn a
      Working Interest has been terminated. The Farmee will pay amounts invoiced to it by the Farmor under this Clause within thirty (30) days of receiving that invoice, subject always to the Lightning Energy Ltd. Farmout Agreement dated December 20, 2001.

      Farmee's right to question the accuracy of that billing. The Farmor will pay amounts payable to the Farmee by the Farmor as a result of that calculation within thirty (30) days of the date of that earning or termination. The Parties will share rentals applicable to Farmout Lands earned by the Farmee hereunder in proportion to their Working Interests therein, notwithstanding any stratigraphic earning restrictions herein.

B. Those of the Title Documents held as British Columbia drilling licence(s) may be extended for a further 1 year period following the expiry of the primary term upon payment of a higher rental for that extension year. The Parties will exercise their rights under the Regulations to obtain this extension for the applicable portions of the Farmout Lands, except insofar as: (i) the Parties otherwise agree; (ii) a Party surrenders its rights in those Farmout Lands; or (iii) a portion of those Farmout Lands must be included in a lease selection in order to commence production from a well drilled hereunder. For the purposes of Paragraph 1010(a)(iv) of the Operating Procedure (Exception To Clause 1007 Where Well Preserves Title), the date a forfeiture would occur under such a Title Document will be the last day of that 1 year extension.

9. Area Of Mutual Interest

A. Article 8.00 of the Farmout & Royalty Procedure will be in effect for the Area of Mutual Interest from the Effective Date until the end of the twelfth month following the drilling rig release date of the Test Well. Subject to that Article, the Parties will have the right to participate in an acquisition of Mutual Interest Lands in the following percentages:
      Chevron 50.00% Lightning 50.00%.

B. Prior to Spudding an Earning Well, Chevron will, following consultation with Lightning, request applicable governmental authorities to offer at a Crown sale undisposed petroleum and natural gas rights within the Area of Mutual Interest that are being evaluated by that well to the extent that the Parties agree is appropriate in the circumstances. Chevron will request that those rights be offered for sale on a date as near as feasible following the anticipated drilling rig release date of that Earning Well.

10. Operating Procedure

A. The Operating Procedure will apply to those Farmout Lands earned by Farmee hereunder, subject to Clause 17.01 of the Farmout & Royalty Procedure (Application Of Farmout & Royalty Procedure) and the provisions of this Clause. Chevron shall be the initial Operator under the Operating Procedure for the Test Well and all other wells drilled for the Joint Account to evaluate the Slave Point or deeper formations, provided Chevron will be responsible for the maintenance and administration of the Title Documents, and, insofar as is required for the performance of those duties, that Party will have the same rights and obligations as the Operator under the Operating Procedure. Subject to the rights of conversion in Article 6.00 of the Farmout & Royalty Procedure for Subclause 7A(a), the Parties' initial Working Interests in the Farmout Lands earned by Farmee hereunder shall be split Lightning 50.00%, and Chevron 50.00%.

B. If the Farmee proposes the drilling of a joint well on any earned Farmout Lands through an operation notice issued under Article X of the Operating Procedure then the Farmor shall have a one time election within the same response period as provided for under the Operating Procedure for that operation notice, to convert its Working Interest in the balance of the earned Farmout Lands, excluding the Test Well Spacing Unit that has not yet been Abandoned, to the Overriding Royalty on the same basis as provided in Article 5.00 of the Farmout & Royalty Procedure, regardless of whether Clause 1007 of 1010 of the Operating Procedure would otherwise apply to an election by the Farmor not to participate in that well. The Overriding Royalty shall be non-convertible and will be calculated on the Working Interest then held by the Farmor in the Farmout Lands. This election is in addition to the elections provided for in Article X of the Operating Procedure. The Farmor's election under this Clause


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      will be effective as of the date of the Farmor's receipt of the Farmee's operation notice. If the Farmee fails to spud the additional well on or before the 90th day after the date the Farmee issued that operation notice, the Farmee will be deemed not to have issued that operation notice, and the Farmor's election hereunder will be void for that particular operation notice.

11. Restriction On Additional Drilling

During the period that the Farmee has the right to earn a Working interest in the Farmout Lands, no Party may propose to drill an additional well pursuant to the Operating Procedure upon the Farmout Lands or any Mutual Interest Lands acquired jointly until such time as the Farmee has earned pursuant to Clause 7, and Chevron has provided all relevant well information including complete production tests and well pressure build-ups for the Test Well to the Farmee. Notwithstanding this Clause, additional wells may be drilled hereunder prior to the Farmee earning pursuant to Clause 7 if the Parties mutually consent and agree to amend this Clause.

12. Farmee Obligated to Carry Insurance

The provisions of Clause 1.02 of the Farmout & Royalty Procedure are incorporated by reference and shall apply mutafis mutandis to operations conducted by the Farmee or by Chevron as agent of the Farmee with respect to the Farmout Lands. In addition to the policies of insurance contained in subclause 311A of the Operating Procedure that are required under Clause 1.02 of the Farmout & Royalty Procedure, the Farmee shall obtain and maintain for its sole account and expense wild well or blow out insurance covering costs to redrill, costs to drill any required relief wells, costs to make wells safe, seepage and pollution, contamination, containment and clean-up and joint venture contingent liability of not less than $5,000,000.00 per occurrence.

13. Production Volumes Delivered to Chinchaga Gas Plant

The Parties will give due consideration to the use of the Chinchaga Gas Plant for the processing of natural gas from the Farmout Lands. Depending on the specifications of the natura' gas proposed to be delivered to the Chinchaga Gas Plant, Enerpro, as a subsidiary to the Farmor, will make all reasonable efforts on an economic basis to facilitate the production of natural gas through its facility. Tne terms of this arrangement for the use of those facilities will be addressed in more detail in a separate agreement to be entered into between Enerpro and Farmee in due course

14. Construction of New Facilities

A. The obligations in this Clause will apply to any new facility intended to handle Petroleum Substances if that new facility is beyond Equipping and is not a production facility (as defined in the Operating Procedure). If a Party intends to construct, acquire or install a new facility for the storage, treating, gathering, transportation or processing of Petroleum Substances, that Party will allow the other Party to participate in that facility opportunity in accordance with such agreement as the Parties may negotiate at the time. If a Party chooses not to participate in that opportunity and its share of Petroleum Substances uses that facility, that use is subject to the negotiation of a separate fee arrangement at the time.

B. If the Farmee makes arrangements to have its share of Petroleum Substances transported, processed or stored at a third party owned Facility, it will advise the Farmor of the terms of that arrangement, and, at the Farmor's request, will include the Farmor's Working Interest share of the Petroleum Substances in its arrangement with the third party. The Farmor will not be considered as failing to take in kind under the Operating Procedure to the extent that the Farmor's Petroleum Substances are handled under any such arrangement

15. Public Announcements

The Parties will cooperate with each other when releasing to third parties information concerning this Agreement and operations conducted hereunder. A Party will provide the other Party with a draft of all press releases and other releases of information for dissemination to the public a sufficient time prior to its release to enable the other Party to review that draft and provide any comments it may have. That release is subject to the prior written consent of the other Party, which consent may not be unreasonably withheld or delayed. However, nothing in this Clause will prevent a Party from providing any information to any governmental agency, any regulatory authority or to the public, insofar only as is required by the Regulations or securities laws or stock exchange requirements applicable to that Party.

16. Limitation of Actions Clause

The Parties agree that the 2 year period for seeking a remedial order under section 3(1)(a) of the Limitations Act (Alberta), as amended, for any claim (as defined in that Act) arising in connection with this Agreement is extended to:

      (a) for claims disclosed by an audit, 2 years after the time this Agreement permitted that audit to be performed; or

      (b)   for all other claims, 4 years.

This Clause will continue to apply following earning under the Farmout & Royalty Procedure and any application of the Operating Procedure.

If Lightning agrees that the above terms and conditions accurately reflect our agreement, kindly sign and return one copy of this Agreement to the undersigned.

Yours truly,


CHEVRON CANADA ~URCES


/s/ Susan Potter
-----------------------------

Susan Potter
Senior Landman
Western Canada Business Unit


UNDERSTOOD, ACCEPTED AND AGREED TO this 7th day of February, 2002


LIGHTNING ENERGY LTD.


Name: /s/ Ken Woolner
     --------------------------

Title: President and C.E.O.

Lightning Energy Ltd.
Farmout Agreement
dated December 20, 2001.

                                  SCHEDULE "A"
 to an Agreement dated December 20, 2001 between Chevron Canada Resources, and
                             Lightning Energy Ltd.

                   See attached Eastarm Area, British Columbia

                         Eastarm Area, British Columbia

   --------------------------------------------------------------------------------------------------------------------------
   Land Description           Party    Document Type &   File      Document         Document     Disposition   Miscellaneous
                                           Number       Number  Effective Date    Expiry Date     Mechanism
   --------------------------------------------------------------------------------------------------------------------------
   094-H-09 BILK C Units     Chevron     Provincial    107268    Nov/19/1997       Nov/18/2002       n/a         LOR - Crown
   40, 50, 60, 70              100%      Drilling
   PNG from Base of                     Licence No.
   Bluesky-Gething-                        48331
   Dunlevy to Basement
   094-H-09 BLK D Units
   31, 41, 51, 61
   PNG from Base of
   Bluesky-Gething-
   Dunlevy to Basement
   094-H-09 BLK D Units
   32, 33, 42, 43, 52,
   53, 62, 63
   PNG from Surface to Basement
   excluding
   NG in Blues and Gethin zones
   ---------------------------------------------------------------------------------------------------------------------

Lightning Energy Ltd.
Farmout Agreement
dated December 20, 2001.

                                   SCHEDULE"B"
  to an Agreement dated December 20,2001 between Chevron Canada Resources, and
                             Lightning Energy Ltd.

                          1990 CAPL OPERATING PROCEDURE

I.    Insurance (Clause 311): A subject to Clause 12 of the Head Agreement

II.   Marketing Fee (Clause 604): A

III.  Casing Point Election (Clause 903): A

IV. Penalty for Independent Operations (Clause 1007): (a)(iv) Development Wells 300% (b)(iv) Exploratory Wells 500%

V. Title Preserving Well (Clause 1010(a)(iv)): 365 days subject to Subclause 8B of the Head Agreement

VI.   Addresses for Notices (Clause 2202):

Chevron Canada Resources                  Lightning Energy Ltd.
500 - 5th Avenue S.W.                     3311 Palliser Drive S.W.
Calgary, Alberta                          Calgary, Alberta
T2P 01-7                                  T2V 4W9
Attention: Land Manager                   Attention: Chairman and CEO

VII.  Dispositions of Interests (Clause 2401): B

VIII. Recognition Upon Assignment (Clause 2404): N/A (Replaced with 1993 CAPL Assignment Procedure)

1988 PASC Accounting Procedure (Feb. 1991 Revised)

I.    Operating Advances (Clause 105): proportionate share of 10%

II.   Approvals (Clause 110): 2 or more parties totalling 50

III.  Labour (Clause 202b):

(1)   shall_____ shall not |X|

(2)   shall_____ shall not |X|

IV.   Employee Benefits (Clause 203(B)): 25%

V.    Warehouse Handling (Clause 217(a)(1)):

25% for tubular goods 50.8 mm (2") and over and other items with new price over $5.000.00; 5% of the cost of all other material.

VI. Overhead:

      1.    Clause 302

            (a)   For each Exploration Project:

                  (1) 5% of first $50.000.00

                  (2) 3% of next $100.000.00

                  (3) 1% of cost exceeding (1) and (2)

            (b)   For each Drilling Well:

                  (1) 3% of first $50.000.00

                  (2) 2% of next $100.000.00

                  (3) 1% of cost exceeding (1) and (2)

Lightning Energy Ltd.
Farmout Agreement
dated December 20, 2001.

            (c)   For each Construction Project:

                  (1) 5% of first $50.000.00

                  (2) 3% of next $100.000.00

                  (3) 1% of cost exceeding (1) and (2)

            (d)   For Operation and Maintenance:

                  (1) 10% of the cost; and

                  (2) $150.00 per producing well per month

                  (3) $ flat rate per month for producing, injection and water source operations.

                  Will________will not |X|

VII.  Pricing of Joint Material Purchases. Transfers and Dispositions:

      $25.000.00 for requiring approval

VIII. Periodic Inventory (Clause 501):

      At 5 year intervals.

Lightning Energy Ltd.                                                         12
Farmout Agreement
dated December 20, 2001.

                                   SCHEDULE"C"
  to an Agreement dated December 20,2001 between Chevron Canada Resources and
                             Lightning Energy Ltd.

         1997 CAPL Farmout & Royalty Procedure Elections and Amendments

1.    Effective Date (Subclause 1.01(f)) - December 20, 2001

2.    Payout (Subclause 1.01(t), if Article 6.00 applies) - Alternate A - |X|*

                                            Alternate B -

      * Include at the end of Alternate 1.01(t)A the following: for the purposes of calculating the proceeds of sale from or allocated to the Farmee's share of production of natural gas from an Earning Well, that production will be deemed to be sold by the Farmee at a price of not less than the greater of its "corporate average price" or 75% of the Market Price.

      Alternate B options, if applicable - ______m^3 of Equivalent Production and _____years.

3.    Incorporation Of Clauses From 1990 CAPL Operating Procedure (Clause 1.02)

(i) Insurance (311) Alternate A - |X| Subject to Clause 12 of the Head Agreement

                              Alternate B - ______

4.    Article 4.00 (Option Wells) will _____/will not |X| apply.

5     Article 5.00 (Overriding Royalty) will |X| /will not _____apply.

6.    Quantification Of Overriding Royalty (Subclause 5.01 A, if applicable)

            (i) Crude oil (a)  -  Alternate - 2
                               -  If Alternate - 1 applies, ____%
                               -  If Alternate 2 applies, 23.8365, min. 5% max.
                                  15%

            (ii) Other (b)     -  Alternate - 1
                               -  If Alternate 1 applies, 15%
                               -  If Alternate 2 applies, - in (i) and - in (ii)

7.    Permitted Deductions (Subclause 5.048, if applicable) - Alternate - 2

      If Alternate 2 applies, "...not be greater than 40% of the Market
      Price..."

8. Article 6.00 (Conversion Of Overriding Royalty) - will |X| / will not - apply.

      If Article 6.00 applies, conversion to 50% of Working Interest in Subclause 6.04A.

9.    Article 8.00 (Area Of Mutual Interest) - will |X| /will not - apply.

10. Reimbursement Of Land Maintenance Costs (Clause 11.02) - will /will not * apply.

      *Subject to Clause 8 of the Head Agreement

Lightning Energy Ltd.                                                         13
Farmout Agreement
dated December 20, 2001.

                                  SCHEDULE "D"
 to an Agreement dated December 20, 2001 between Chevron Canada Resources, and
                             Lightning Energy Ltd.

                  See Attached Plat for Area Of Mutual Interest

[GRAPHIC OMITTED]

Lightning Energy Ltd.                                                         14
Farmout Agreement
dated December 20, 2001.

                                  SCHEDULE "E"
 to an agreement dated December 20, 2001 between Chevron Canada Resources, and
                             Lightning Energy Ltd.

               CHEVRON WELL DATA REQUIREMENT SHEET - FARMOUT WELLS

1.      INFORMATION REQUIRED PRIOR TO DRILLING

        -SURVEY PLAT                                                        2
        -WELL LICENSE                                                       2
        -DRILLING PROGRAM (including drilling days and cost curves)         2
        -GEOLOGICAL PROGRAM                                                 2

2.      NOTICES REQUIRED

        -24 HOURS' NOTICE OF INTENT TO SPUD
        -24 HOURS' NOTICE OF INTENT TO LOG, CORE, TEST, OR CONDUCT ANY NON-ROUTINE OPERATIONS
        -IMMEDIATE NOTICE OF ANY OIL OR GAS SHOW
        -48 HOURS' NOTICE OF INTENT TO ABANDON. APPROVAL TO ABANDON WILL BE GRANTED ONLY AFTER CHEVRON HAS EVALUATED ONE RESISTIVITY LOG AND ONE POROSITY LOG REPRESENTING THE ENTIRE OPEN HOLE INTERVAL.

3.      INFORMATION REQUIRED DURING DRILLING

        -DAILY 8:30 A.M. TELEPHONE/FAX DRILLING REPORTS                     YES
        -DAILY/WEEKLY DRILLING TOUR REPORTS                                 2
        -DAILY/WEEKLY LITHOLOGY (CORE AND SAMPLE DESCRIPTIONS)              2
        -DRILL STEM TEST REPORTS                                            2

4.      INFORMATION REQUIRED REGARDING GEOLOGY

        -ACCESS TO CORE                                                     YES
        -ACCESS TO OPERATOR'S SAMPLES                                       YES
        -LITHOLOGY LOG & WELL SUMMARY REPORT                                2
        -CORE AND SAMPLE DESCRIPTIONS, AND DISK                             2
        -OIL, WATER, GAS AND CORE ANALYSES                                  2
        -FINAL DST REPORTS AND CHARTS (paper and digital)                   2
        -LOGS (FIELD AND FINAL PRINTS), AND LAS DISK                        2
        -DIRECTIONAL SURVEY AND LAS DISK                                    2
        -FINAL MUD LOG AND DIGITS IN ASCII FORMAT, OR                       2
        TOTAL GAS DETECTOR DATA AND DIGITS
        -POWERLOG DISK, IF APPLICABLE                                       1

5.      INFORMATION REQUIRED DURING COMPLETION

        -COMPLETION PROGRAM                                                 2
        -COMPLETION REPORTS (DAILY)                                         2
        -BOTTOM HOLE PRESSURE REPORTS                                       2
        -AOFP AND IP REPORTS                                                2
        -ALL REGULATORY GOVERNMENT REPORTS                                  2
        -FINAL COMPLETION OR ABANDONMENT REPORTS                            2

6.      CONTACTS

        DAILY DRILLING REPORTS TO:   Vicky Dickson -        Fax 234-5512
                                                            Phone 234-5573
ON CALL:

Primary Contact:                     Darcy Deibert -        Cellular 651-8169
                                                            Home 225-1431
                                                            Office 234-5356

Secondary Contact:                   Rick Schmidtke -       Cellular 651-8167
                                                            Home 272-6457
                                                            Office 234-5776

MAIL THE ABOVE DATA TO THE ATTENTION OF: VICKY DICKSON, 500 5th Avenue S.W., Calgary, T2P OL7

Lightning Energy Ltd.
Farmout Agreement
dated December 20, 2001.

                                 SCHEDULE "F" .
  to an agreement dated December 20,2001 between Chevron Canada Resources, and
                             Lightning Energy Ltd.

               Lighning's Well Requirement Sheet attached hereto.